Exhibit 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. ANNNOUNCES
ORGANIZATIONAL CHANGES

HOUSTON, TEXAS, November 21, 2007— Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE: BDE) today announced that effective November 30, 2007, Wayne L. Laufer, currently Chief Executive Officer and a Director of the Company, has elected to retire from the Company.  Mr. Laufer, 62, will remain a Director of the Company following his retirement.  Mr. Laufer has also been retained to provide consulting services to Bois d'Arc for twelve months following his retirement.

In connection with Mr. Laufer's retirement, incentive plan awards made to him under the Company's Long-term Incentive Plan will vest, resulting in a pre-tax charge to earnings in the fourth quarter of 2007 estimated to be approximately $1.9 million.

Bois d'Arc also announced that Gary W. Blackie, 58, currently a Director and President of the Company, will assume the additional responsibilities of Chief Executive Officer following Mr. Laufer's retirement.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico.  The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".